Exhibit 10.46

DATED

December 2, 2021

(1)	ECOMENA LIMITED

and

(2)	CARBONMETA TECHNOLOGIES INC

LICENCE OF TECHNOLOGY

THIS AGREEMENT is made on

BETWEEN:

(1)	ECOMENA LIMITED (Company No. 12408106) whose registered office is at 199 Roundhay Road, Leeds, United Kingdom, LS8 5AN, England (“Licensor”); and

(2)	CARBONMETA TECHNOLOGIES INC, a registered Delaware Corporation whose office is 13110 NE 177th Place, #145, Woodinville, WA 98072, USA (“the Licensee”).

BACKGROUND:

The Licensed Technology is connected with Licensor’s trade secrets related to re-cycling industrial by product, construction and demolition materials into manufacturing cement free pavers and mortars that are environmentally friendly and continuously absorb carbon dioxide, entitled “CEMENTLESS MATERIALS”.

The Licensee wishes to acquire a licence to the Licensed Technology and Licensor is willing to license the Licensed Technology to the Licensee, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1.

2.	Grant of Licence

2.1	In consideration of the payments required to be made under this agreement by the Licensee, Licensor grants to the Licensee a licence in the Territory in respect of the Licensed Technology to develop, make, have made, use and have used, import, export and Market the Licensed Product in the Field on and subject to the terms and conditions of this agreement. Subject to clause 4, the Licence is exclusive in the Field in respect of Licensed Intellectual Property Rights. The Licence is non-exclusive in relation to the Licensed Know-How. Licensor retains unrestricted rights to use and license others to use the Licensed Know-How, and to use and license the Licensed Technology outside the Field and the Territory.

2.2	As soon as is reasonably possible after the date of this agreement (and in any event within thirty (30) days of the date of this agreement), Licensor will, at Licensor’s cost, supply the Licensee with the Documents. Licensor shall, for a period of one (1) year from the date of this agreement, continue to provide the Licensee with such documents and materials as embody the Licensed Know-How generated during that period.

2.3	The Licensee may grant sub-licences with the prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed, provided that:

2.3.1	the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to Licensor under this agreement, except the financial terms of this agreement or where it is not legally possible to include such obligations in the sub-licence;

2.3.2	the nature of the proposed sub-licensee is not likely in Licensor’s reasonable opinion to have any detrimental impact on the reputation of Licensor;

2.3.3	as soon as reasonably practicable following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence to Licensor, such copy to be Confidential Information of the Licensee which may be redacted to the extent any information in such sub-licence does not relate to the Licensed Technology, Licensor and/or this agreement;

2.3.4	the sub-licensee enters into a Deed of Covenant with Licensor in the form set out in Schedule 4; and

2.3.5	no sub-licence will carry any right to sub-sub-license.

2.4	Licensor will be deemed to have consented to a sub-licence within thirty (30) Business Days of receipt of such written request by the Licensee to grant a sub-licence, provided it has not refused consent or requested reasonable further time or information to consider the request within such thirty (30) Business Days period.

2.5	Notwithstanding clause 2.3, no prior written consent from Licensor will be required for sub-licences if:

2.5.1	the sub-licensee or an Affiliate of the sub-licensee, at the time of entering into a new sub-licence, is already a licensee or a sub-licensee of the Licensee in respect of all or part of the Licensed Technology; or

2.5.2	the sub-licensee is an Affiliate of the Licensee;

provided always that the sub-licence complies with provisions 2.3.1 and 2.3.4 but is not required to comply with the other provisions of that clause.

2.6	The Licensee will:

2.6.1	ensure that the Licensed Technology will be developed and marketed in association with the Licensed Products fully in compliance with all applicable laws and regulations, including applicable construction regulations and any other regulations governing the certification of products to indicate conformity with health, safety, and environmental protection standards that are applicable in the United Kingdom, United States of America, European Union, and any other applicable countries in which the Licensed Technology is being marketed;

2.6.2	comply with any United Nations trade sanctions or EU or UK legislation or regulation, from time to time in force, which impose arms embargoes or control the export from the United Kingdom of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use, but which can be used for military purposes) and certain drugs and chemicals; and

2.6.3	not export, directly or indirectly, the Licensed Technology, Licensed Products or any technical data associated with the Licensed Technology to any country for which at the time of export an export licence or other governmental approval is required without first obtaining such licence or approval.

3.	Improvements

3.1	The Licensed Technology covered by the Licence in clause 2 includes Inventor Improvements. Licensor will communicate in writing to the Licensee all Inventor Improvements within a reasonable amount of time after becoming aware of the Inventor Improvement.

3.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in Inventor Improvements belong to Licensor.

3.3	The Licensee will communicate in writing to Licensor all Licensee Improvements within a reasonable amount of time after the Licensee becomes aware of, or after the completed development of, the Licensee Improvements.

3.4	Licensor acknowledges and agrees that all Intellectual Property Rights in the Licensee Improvements belong to the Licensee.

4.	Rights Regarding Non-Commercial Use

4.1	Licensor has granted and in respect of Licensee Improvements, will grant, to those persons who at any time work or have worked on the Licensed Technology, a non-transferable, irrevocable, perpetual, royalty-free licence to use and to publish the Licensed Technology and the Licensee Improvements, in each case for Non-Commercial Use.

5.	Infringement

5.1	Each party will notify the other in writing of any misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.

5.2	The Licensee has the first right (but is not obliged) to take Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property Rights in the Field and in the Territory. The Licensee must discuss any proposed Legal Action with Licensor prior to the Legal Action being commenced, and take due account of the legitimate interests of Licensor in the Legal Action it takes provided always that the Licensee may act without further consultation if rights in the Licensed Technology would otherwise be prejudiced or lost.

5.3	If the Licensee takes Legal Action under clause 6.2, the Licensee will:

5.3.1	indemnify and hold Licensor harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon a Legal Action and will settle any invoice received from Licensor in respect of such costs, claims, demands and liabilities within thirty (30) days of receipt;

5.3.2	treat any account of profits or damages (including, without limitation, punitive damages) awarded in or paid to the Licensee under any settlement of the Legal Action for any misappropriation or infringement of any rights included in the Licensed Technology as Net Sales for the purposes of clause 8, having first for these purposes deducted from the award or settlement an amount equal to any legal costs incurred by the Licensee in the Legal Action that are not covered by an award of legal costs; and

5.3.3	keep Licensor regularly informed of the progress of the Legal Action, including, without limitation, any claims affecting the scope of the Licensed Technology.

5.4	Licensor may take any Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property Rights where:

5.4.1	the Licensee has notified Licensor in writing that it does not intend to take any Legal Action in relation to any misappropriation or infringement of any such rights; or

5.4.2	if having received professional advice with regard to any Legal Action within fourteen (14) days of the notification under clause 6.1, and consulted with Licensor, the Licensee does not take reasonable steps to act upon an agreed process for dealing with such misappropriation or infringement (which may include, for the avoidance of doubt, seeking a second opinion in respect of such professional advice) within any timescale agreed between Licensor and the Licensee and in any event within forty-five (45) days of notification under clause 6.1, provided it shall not settle any action without first consulting with the Licensee and taking account of the reasonable observations and requests of the Licensee.

5.5	Subject to clauses 6.2 and 6.3, if the Licensee takes Legal Action Licensor will provide such reasonable assistance as requested by the Licensee in relation to such Legal Action at the Licensee’s cost and authorises the Licensee to join Licensor as a party in any Legal Action where it is a legal requirement for the patent owner to be a plaintiff in the Legal Action, provided that the Licensee indemnifies Licensor under clause 6.3.1 for the costs of any legal representation in the Legal Action required by Licensor.

6.	Confidentiality

6.1	Subject to clauses 7.2, 7.3 and 7.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

6.2	The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality on substantially the same terms as this clause and giving third party enforcement rights to Licensor, before the Licensee makes any disclosure of the Confidential Information. The Licensee may also disclose the Licensed Technology to the extent reasonably required in connection with the conduct of its business including to potential investors, other business associates and professional advisors provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that are no less strict than those set forth in this agreement or are subject to professional codes of conduct that prevent disclosure of client confidential information and the Licensee will take action in respect of any breach of such obligations.

6.3	Licensor may disclose the terms of this agreement and royalty reports and payments made by the Licensee to any third parties that have rights to a revenue share for providing funding in the development of the Licensed Technology provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that prevent disclosure of client confidential information and Licensor will take action in respect of any breach of such obligations.

6.4	Clause 7.1 will not apply to any Confidential Information which:

6.4.1	(save in the case of Licensed Technology) is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party;

6.4.2	is or becomes publicly known without the fault of the receiving party;

6.4.3	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party;

6.4.4	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

6.4.5	is approved for release in writing by an authorised representative of the disclosing party.

6.5	Nothing in this agreement will prevent a party from disclosing Confidential Information where it is required to do so by law or regulation, stock exchange rules, or by order of a court or competent authority, provided that, in the case of a disclosure under the Freedom of Information Act 2000 (“FOIA”), none of the exemptions in the FOIA applies to the relevant Confidential Information and provided always that, to the extent permitted by law or regulation, the receiving party will give such notice as is reasonably practicable in the circumstances to the disclosing party about the timing and content of such a disclosure.

6.6	If either party to this agreement receives a request under the FOIA to disclose any information that, under this agreement, is the other party’s Confidential Information, it will notify and consult with the other party. The other party will respond within five (5) days after receiving notice if that notice requests the other party to provide information to assist in determining whether or not an exemption under the FOIA applies to the information requested under the FOIA.

7.	Royalties and other Payments

7.1	Licensor will invoice the Licensee for the Signing Fee shortly after signature of this agreement and the Licensee must settle the invoice within thirty (60) days of receipt.

7.2	The Licensee will pay to Licensor a royalty equal to the applicable Royalty Rate on all Net Sales of Licensed Products.

7.3	In the event that the royalties paid to Licensor under clause 8.2 do not amount to at least the Minimum Sum, the Licensee must make up the difference between the royalties paid under clause 8.2 and the Minimum Sum in each Licence Year where a Minimum Sum applies.

7.4	The Licensee will pay to Licensor a royalty equal to the Fee Income Royalty Rate on all up-front, milestone, minimum sum and other one-off payments (other than payments received by the Licensee from a third party which, in accordance with the terms under which those payments are received, may only be used by the Licensee in relation to research and development of a Licensed Product) received by the Licensee under or in connection with all sub-licences and options granted by the Licensee with respect to the Licensed Technology excluding royalties paid to the Licensee by a sub-licensee based on net sales of Licensed Product. The Licensee will pay each such royalty within thirty (30) days after its receipt of the payment to which the royalty relates.

7.5	The Licensee will notify Licensor as soon as possible after it or any sub-licensee achieves any Milestone, and pay to Licensor the Milestone Fee in respect of each Milestone within thirty (30) days of the date on which each Milestone is achieved by the Licensee or a sub-licensee.

7.6	The Signing Fee and the Milestone Fee are non-refundable and will not be considered as an advance payment on royalties payable under clause 8.2. No part of the Minimum Sum will be refundable or applicable to succeeding Licence Years.

7.7	If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed. The Licensee will pay to Licensor a royalty equal to the Fee Income Royalty Rate on any sum received by any sub-licensee that is an Affiliate where a royalty equal to the Fee Income Royalty Rate would have been due on that sum under clause 8.4 had it been received directly by the Licensee.

7.8	The Licensee or any of its sub-licensees may supply a commercially reasonable quantity of Licensed Products for promotional sampling provided that the number of Licensed Products supplied for promotional sampling shall not be greater than 5% of the total number of units of each Licensed Product sold, leased or licensed by the Licensee in any Quarter. Except as set out in this clause, the Licensee must not accept or solicit any non-monetary consideration when Marketing or otherwise transferring Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of Licensor.

7.9	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety unless the parties agree otherwise.

7.10	For the purposes of calculating any amount payable by the Licensee to Licensor in a currency other than pounds sterling (or replacement currency), the Licensee shall apply an exchange rate equivalent to the average of the applicable closing mid rates quoted by the Financial Times as published in London on:

7.10.1	the first Business Day of each month during the Quarter just closed; or

7.10.2	for payments under clause 8.4 only, the first Business Day of the month in which the payment was received by the Licensee.

7.11	Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply Licensor with a Certificate of Tax Deduction at the time of payment to Licensor.

7.12	In the event that full payment of any amount due from the Licensee to Licensor under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of five per cent (5%) per annum over the base rate for the time being of Barclays Bank plc. Such interest shall accrue on a daily basis from the date when payment was due until the date of actual payment of the overdue amount, whether before or after judgment, and shall be compounded quarterly.

8.	Commercially Reasonable Endeavours

8.1	The Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology to maximise the financial return for both parties.

8.2	The Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology in accordance with the Development Plan.

8.3	The Licensee will provide Licensor with any revised development plan together with any background supporting information necessary for Licensor to evaluate the draft plan; such revised development plan to be consistent with an anticipated return to Licensor under clause 8. The Licensee will consult with Licensor over the draft plan and will consider in good faith any comments that Licensor may put forward. Following approval of the revised development plan by Licensor, the revised development plan shall become the Development Plan. Any information provided under this clause 9.3 shall be considered Confidential Information of the Licensee.

9.	Reports and Audit Rights

9.1	The Licensee will provide Licensor with a report at least once in every six (6) months detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

9.2	The Licensee will provide Licensor with a royalty report within thirty (30) days after the close of each Quarter for each Licensed Product Marketed by the Licensee, including a royalty report confirming that no royalties are due for a Quarter. Each Royalty Report will:

9.2.1	set out the Net Sales of each Licensed Product Marketed by the Licensee or any sub-licensee, including the total gross selling price of each Licensed Product Marketed by the Licensee and any sub-licensees and the quantity or total number of units of each Licensed Product Marketed by the Licensee or any sub-licensee;

9.2.2	set out details of deductions made in the calculation of Net Sales from the invoiced price of each Licensed Product in the form in which it is Marketed by the Licensee;

9.2.3	set out details of the quantity of Licensed Products used for promotional sampling by the Licensee;

9.2.4	provide a calculation of the royalties due from the Licensee to be paid at the Royalty Rate;

9.2.5	set out details of payments received by the Licensee to which the Fee Income Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid at the Fee Income Royalty Rate;

9.2.6	set out details of Milestones achieved by the Licensee or any sub-licensees;

9.2.7	provide a statement showing whether or not royalties due exceed the Minimum Sum and, if so, by how much; and

9.2.8	set out the steps taken during the Licence Year to promote and Market Licensed Products.

The Licensee must pay Licensor the royalties due in respect of the Quarter just closed at the same time as the Licensee delivers the Royalty Report, provided that, if requested, Licensor will issue an invoice for the relevant payment prior to payment.

9.3	In the event of a dispute regarding the calculation of Net Sales or other payments, including the Licensee’s interpretation of International Financial Reporting Standards, whether following an audit pursuant to clause 10.6 or otherwise, the dispute shall be referred to an appropriately qualified independent expert (the “Expert”) jointly appointed by the parties (acting reasonably) who shall settle the dispute as follows. The Expert shall ask each party for written submissions within thirty (30) days of its appointment and shall be given access to the parties’ records and correspondence applicable to the dispute. The Expert shall have a period of sixty (60) days after this time to decide the dispute. The Expert will be appointed as an expert and not as an arbitrator. The parties will each have the right to make representations to the Expert. The Expert’s decision shall be binding on the parties without right of appeal and the costs of the Expert shall be borne by the non-prevailing party.

9.4	The Licensee will deliver to Licensor a periodic report at the close of each Licence Year providing sufficient data (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees and will notify Licensor in the event that its market share does or is expected to breach the limits set out in the 2014 Commission Regulation 316/2014 Technology Transfer Block Exemption Regulation and Guidelines in Commission Communication 2014/c 89/03 whilst it applies to the UK or the limits set out in the Competition Act 1998 as amended, replaced, updated, re-enacted or consolidated from time to time. This obligation is not intended to place a significant additional financial burden on the Licensee.

9.5	The Licensee must keep complete and proper records and accurate accounts of all Licensed Products used and Marketed by the Licensee and any sub-licensee in each Licence Year for at least six (6) years. Licensor may, through an independent certified accountant appointed by Licensor (“the Auditor”), audit all such accounts on at least thirty (30) days’ written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. The Auditor shall be:

9.5.1	permitted by the Licensee to enter the Licensee’s principal place of business upon reasonable notice to inspect such records and accounts;

9.5.2	entitled to take copies of or extracts from such records and accounts as are strictly necessary for the Auditor to properly conduct the audit;

9.5.3	given all other information by the Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

9.5.4	shall be allowed access to and permitted, to the extent reasonably required, to conduct interviews of any staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any statements provided to Licensor under clause 10.2.

If on any such audit a shortfall in payments of greater than five per cent (5%) is discovered by the Auditor in respect of the audit period, the Licensee shall pay Licensor’s audit costs.

9.6	The auditing rights and obligations on the Licensee set out in clause 10.6 will apply equally to any sub-licensees allowed for in this agreement and the Licensee will ensure that the same obligations and access rights allowing Licensor auditing rights to the sub-licensee are included in each sub-licence agreement.

10.	Duration and Termination

10.1.1	This agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 11, and subject to the possibility of an extension to the term by mutual agreement on the same terms (which if requested by the Licensee Licensor shall agree to), this agreement shall continue in force until five (5) years from the date of this agreement.

10.2	If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than thirty (30) days), the other party may terminate this agreement by written notice having immediate effect.

10.3	The Licensee may terminate this agreement for any reason at any time provided it gives Licensor six (6) months’ written notice to terminate expiring after the third anniversary of this agreement. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 8 in respect of the period prior to termination.

10.4	Licensor may terminate this agreement:

10.4.1	immediately, if the Licensee has a petition presented for its winding-up, (but excluding for this purpose any winding up petition presented against the Licensee in relation to any debt disputed by the Licensee), or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver administrator or administrative receiver appointed over all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

10.4.2	on thirty (30) days’ written notice if:

(1)	the Licensee opposes or challenges the validity of the Application provided always that nothing in this clause 11.4.2 will prevent the Licensee from seeking to determine whether a product of the Licensee is a Licensed Product for the purposes of this agreement and the seeking of such determination shall not trigger any termination rights herein; or

(2)	the Licensee is in breach of clause 9 and the Licensee does not take any remedial action reasonably requested by Licensor and notified to the Licensee by written notice pursuant to clause 11.2 within a reasonable time.

10.5	On termination or expiration of this agreement, for whatever reason, the Licensee:

10.5.1	shall pay to Licensor all outstanding royalties and other sums due under this agreement;

10.5.2	shall provide Licensor with details of the stocks of Licensed Products held at the point of termination;

10.5.3	must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How or Confidential Information which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next six (6) months;

10.5.4	subject to clause 11.5.3 must at the option of Licensor and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by Licensor to the Licensee in writing; and

10.5.5	grants Licensor an irrevocable, transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee’s Improvements and products that incorporate, embody or otherwise exploit the same. Licensor shall pay a reasonable royalty for use of this licence unless the termination arises under clause 11.4, or is by Licensor under clause 11.2, in which case it shall be royalty-free.

10.6	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 11.5 or to reimburse Licensor for all costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by Licensor in the prosecution, maintenance and renewal of the Applications for the duration of any notice period in accordance with clause 5.2.

10.7	Clauses 1, 4.2, 6.3, 11.5, 11.6, 11.7, 11.8, 12, 13.4 and 13.14 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

10.8	Clauses 7 and 10.6 will survive the termination or expiration of this agreement, for whatever reason, for a period of six (6) years.

11.	Liability

11.1	To the fullest extent permissible by law, Licensor does not make any warranties of any kind including, without limitation, warranties with respect to:

11.1.1	the quality of the Licensed Technology;

11.1.2	the suitability of the Licensed Technology for any particular use;

11.1.3	whether use of the Licensed Technology will infringe third-party rights; or

11.1.4	whether the Application will be granted or the validity of any patent that issues in response to that Application.

11.2	Except in relation to any claims, damages and liabilities arising directly from the fraud, recklessness or wilful misconduct of Licensor, the Licensee agrees to indemnify Licensor and hold Licensor harmless from and against any and all claims, damages and liabilities:

11.2.1	asserted by third parties (including claims for negligence) which arise from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or

11.2.2	arising directly from any breach by the Licensee of this agreement provided however that this indemnity for breach by the Licensee is subject to clause 12.5.

11.3	Licensor will use reasonable endeavours to defend any Indemnified Claim and to mitigate its losses, claims, liabilities, costs, charges and expenses or (at Licensor’s option) allow the Licensee to do so on its behalf. Licensor will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

11.4	The Licensee undertakes to make no claim against any employee, student, agent or appointee of Licensor, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

11.5	Subject to clause 12.7 and except in relation to the indemnities in clause 6.3 and 12.2, the liability of either party for any breach of this agreement, in negligence or or arising in any other way out of the subject-matter of this agreement, will not extend to incidental, indirect or consequential damages or to any loss of profits.

11.6	Subject to clause 12.7, the total aggregate liability of Licensor to the Licensee accruing under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed:

11.6.1	in respect of liability accruing in the first Licence Year, the amount of the Signing Fee paid to Licensor; and

11.6.2	in respect of liability accruing in any subsequent Licence Year, the Signing Fee paid to Licensor and the total royalties paid in the previous Licence Year to Licensor under clause 8.2, 8.3 and 8.4.

11.7	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation or death, or personal injury or any other liability which may not, by law, be excluded.

12.	General

12.1	Registration – The Licensee must register its interest in the Licensed Technology with any relevant authorities as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed.

12.2	Advertising – The Licensee must not use the name of Licensor, or the Inventor except any Inventor who is, or has been, a shareholder of the Licensee, in any advertising, promotional or sales literature, without Licensor’s prior written approval save that the Licensee shall not have to seek re-approval for inclusion in any advertising, promotional or sales literature (but, for the sake of clarity, excluding any investment memoranda or other documentation prepared for the purpose of presentation to potential investors), any statement that has previously been approved by Licensor or included in any press release approved by Licensor.

12.3	Packaging – The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that Licensor shall not suffer any loss or any loss of damages in an infringement action.

12.4	Taxes - Where the Licensee has to make a payment to Licensor under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

12.5	Notices - All notices to be sent to Licensor under this agreement must indicate the Licensor Project № set out on the agreement front sheet and should be sent, by post and email unless agreed otherwise in writing, until further notice to: __________________________________________________________________________.All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee’s Contact and Address indicating the Licensor Project №.

12.6	Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

12.7	Assignment – The Licensee may assign any of its rights or obligations under this agreement in whole or in part, to an Affiliate and only for so long as it remains an Affiliate and Licensor shall at the request of the Licensee execute a Deed of Novation to bring about that assignment. Except as provided in this clause, the Licensee may not assign any of its rights or obligations under this agreement without the prior written consent of Licensor (such consent not to be withheld or delayed or conditioned except solely on reasonable grounds or the assignee having insufficient funds to fulfil the obligations of this agreement, it being acknowledged and agreed that if the assignee is a publicly listed company with a market capitalisation equal to or in excess of £100 million it will be considered to have sufficient financial resources). If Licensor assigns its rights in the Licensed Technology to any person it shall do so expressly subject to the Licensee’s rights under this agreement.

12.8	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

12.9	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between Licensor and the Licensee or the relationship between them of principal and agent.

12.10	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence to the exclusion of all other terms and conditions (including any terms or conditions which the Licensee purports to apply under any purchase order, confirmation order, specification or other document). The Licensee has not relied on any other statements or representations in agreeing to enter this agreement and waives all claims for breach of any warranty and all claims for any misrepresentation, (negligent or of any other kind, unless made by Licensor fraudulently) in relation to any warranty or representation which is not specifically set out in this agreement. Specifically, but without limitation, this agreement does not impose or imply any obligation on Licensor to conduct development work. Any arrangements for such work must be the subject of a separate agreement between Licensor and the Licensee.

12.11	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 13.14.

12.12	Waiver - No failure or delay by either party in enforcing its rights under this agreement, or at law or in equity will prejudice or restrict those rights. No waiver of any right will operate as a waiver of any other or later right or breach. Except as stated to the contrary in this agreement, no right, power or remedy conferred on, or reserved to, either party is exclusive of any other right, power or remedy available to it, and each of those rights, powers, and remedies is cumulative.

12.13	Rights Of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 that Licensor and the people referred to in clause 12.4 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if Licensor and the people referred to in clause 12.4 were party to this agreement. Subject to the foregoing, this agreement does not give rise to any other rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

12.14	Governing Law - This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement except in relation to any action in relation to Intellectual Property Rights or Confidential Information which may be sought in any court of competent jurisdiction.

Schedule 1

DEFINITIONS

(Clause 1)

Academic and Research Purposes means research, teaching or other scholarly use which is undertaken for the purposes of education and research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee.

Applications means:

(a)	any trade secrets that Licensor has developed;
(b)	any patents and applications which may be granted to Licensor in the Territory based on and deriving priority from those applications; and
(c)	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on the Applications.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London.

Commercially Reasonable Endeavours means the effort a prudent and determined company of comparable size and sector to the Licensee would take to pursue the goal of developing and Marketing Licensed Products to maximize the financial return and the social impact from the exploitation of the Licensed Technology and fulfil the steps laid out in the Development Plan.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other. Without limiting the foregoing the following shall be deemed to be the Confidential Information of both parties:

(a)	the Licensed Technology, to the extent that it is not disclosed by the Application when published; and
(b)	this agreement.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or
(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the plan set out in Schedule 3, as revised in accordance with clause 9.3.

Documents means the documents and materials set out in Schedule 2.

Fee Income Royalty Rate means the royalty rate set out in Schedule 2.

Field means the field set out in Schedule 2.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in the Application.

Indemnified Claim means any claim under which Licensor are entitled to be indemnified under clause 12.2.

Intellectual Property Rights means patents, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventor or inventors named in the Application and identified in Schedule 2.

Inventor Improvements means any Improvements made prior to the second anniversary of the date of this agreement solely by, or solely under the direct supervision of, an Inventor, and the Intellectual Property Rights pertaining to them, of which Licensor has been made aware and is legally able to license, but shall not include, for the avoidance of doubt, any Improvements and Intellectual Property Rights developed pursuant to any employment or consultancy agreement with the Licensee.

Legal Action means commencing or defending any proceedings before a court or tribunal in any jurisdiction in relation to any rights included in the Licensed Intellectual Property including all claims and counterclaims for infringement and for declarations of non-infringement or invalidity.

Licence means the licence granted by Licensor to the Licensee under clause 2.1.

Licence Year means each twelve (12) month period beginning on the date of this agreement and each anniversary of the date of this agreement.

Licensed Intellectual Property Rights means the Applications and (to the extent they constitute Intellectual Property Rights) Inventor Improvements.

Licensed Know-how means all confidential information relating to the Applications or the technology described in the Applications that has been communicated to the Licensee by Licensor in writing before the date of this agreement or is communicated in writing to the Licensee by Licensor under this agreement and within twelve (12) months after the date of this agreement and (to the extent they constitute confidential information) Inventor Improvements.

Licensed Product means any product, process, service or composition which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology.

Licensed Technology means the Licensed Intellectual Property Rights, and the Licensed Know-How, and such (if any) other Intellectual Property Rights owned by or licensed to Licensor as may be specifically identified in Schedule 2 (to the extent, in the case of licensed rights, that Licensor is legally able to grant a sub-licence of the same).

Licensee’s Contact and Address means the address for the Licensee set out in Schedule 2 of this agreement.

Licensee Improvements means any Improvements made prior to the second anniversary of the date of this agreement by the Licensee, and the Intellectual Property Rights pertaining to them which shall include, for the avoidance of doubt, any Improvements and Intellectual Property Rights developed by an Inventor pursuant to any employment or consultancy arrangement with the Licensee.

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in Schedule 2.

Minimum Sum means the minimum sum or sums set out in Schedule 2.

Net Sales means the gross selling price of the Licensed Product in the form in which it is Marketed by the Licensee or any sub-licensee, less:

(a)	trade, quantity or cash discounts actually given;
(b)	outbound carriage and packaging expenses actually paid;
(c)	customs duties, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding personal taxes); and
(d)	amounts allowed or credited or retroactive price reductions or rebates actually given/paid.

Any refund of any of the foregoing amounts previously deducted from Net Sales shall be appropriately credited upon receipt.

Non-Commercial Use means Academic and Research Purposes but it does not include the right to commercially exploit the Licensed Technology or to grant any licence to commercially exploit the Licensed Technology.

Past Patent Costs means the past patent costs set out in Schedule 2.

Quarter means each period of three calendar months during a Licence Year with the first Quarter commencing on the first day of each Licence Year.

Royalty Rate means the royalty rate or rates set out in Schedule 2.

Royalty Report means the report to be prepared by the Licensee under clause 10.2.

Signing Fee means the fee set out in Schedule 2.

Territory means the territory or territories set out in Schedule 2, excluding any territory or territories removed through the operation of clause 5.3.

Schedule 2

Applications:	Re-cycling industrial by product, construction and demolition materials into manufacturing cement free pavers and mortars that are environmentally friendly and continuously absorb carbon dioxide entitled “CEMENTLESS MATERIALS”.

Inventors:	EcoMENA , www.ecomena.com

Field (clause 2.1):	All

Territory (clause 2.1):	Worldwide

Documents (clause 2.2):	The Application

Signing Fee (clause 8.1):	£20,000 and 160,000,000 shares of OTCPINK:COWI

Royalty Rate (clause 8.2):	5% of gross revenues generated by product sales

Minimum Sum (clause 8.3):

Licence Year	Minimum Sum
Licence Year 1-2	£5,000
Licence Year 3	£3,000
Licence Year 4 and each Licence Year thereafter	£1,000

Fee Income Royalty Rate (clause 8.4): 12%

Licensee’s Contact and Address (clause 13.6):

Contact	Lloyd T. Spencer
Address	CarbonMeta Technologies Inc
13110 NE 177th Place
#145, Woodinville, WA 98072, USA

Email	lspencer@carbonmetatech.com

Schedule 3

DEVELOPMENT PLAN

CarbonMeta Technologies, Inc. plans to work with Licensor to develop and deploy a sustainable business that converts cement plant waste into building materials that can absorb carbon dioxide. To achieve this objective, CarbonMeta Technologies will:

Sign a definitive agreement with Licensor to license the cement waste processing technologies and processes related to the processing cement plant waste into building materials that can absorb carbon dioxide.

Establish a subsidiary corporations worldwide that will cooperatively work with Licensor researchers and interns to further develop the technologies and processes to achieve production of building materials that can absorb carbon dioxide:

●	December 2021 : establish subsidiary operations in Riyadh, Saudi Arabia
●	April 2022 : produce and market 600 tons per month of building materials that can absorb carbon dioxide
●	September 2022 : produce and market 1,300 tons per month of building materials that can absorb carbon dioxide
●	October 2022 : establish subsidiary operations in the United States of America
●	March 2023 : produce and market 3,300 per month of building materials that can absorb carbon dioxide

Throughout this entire process, CarbonMeta Technologies shall be reaching out to qualified investors worldwide to fund each subsidiary company and key projects that achieve the objective of converting cement plant waste into building materials that can absorb carbon dioxide.

Schedule 4

Deed of Covenant

Licensor

<address>

<address>

<address>

England

Date: [insert date]

Dear Sirs,

Sub-Licence between [     ] and [insert details of Sub-Licensee] dated [insert date] (the “Sub-Licence”)

As part consideration for the grant of a sub-licence from [XXX] to use [insert details of licensed technology] (the “Licensed Technology”), the Sub-Licensee hereby covenants to Licensor, and Licensor covenants with the Sub-Licensee that:

1.	should the head licence between [XXX] and Licensor be terminated for whatever reason, Licensor and the Sub-Licensee shall enter into a direct licence containing the same obligations and liabilities as set forth in the Sub-Licence and the Sub-Licensee will pay all due and payable monies under the Sub-Licence to Licensor; and

2.	should the Sub-Licensee wish to further sub-licence the Licensed Technology where Licensor has consented to the Sub-Licence including the right to do so, it shall procure that any sub-sub-licensee enters into a Deed of Covenant with Licensor in a form substantially similar to this Deed of Covenant.

3.	Licensor shall have the right, during the term of the Sub-Licence, through an independent certified accountant appointed by Licensor (the “Auditor”), to audit all accounts on at least thirty (30) days’ written notice no more than once each calendar year for the purpose of determining the accuracy of the royalty reports and payments. The Auditor shall be:

a.	permitted to enter the principal place of business of the Sub-Licensee upon reasonable notice to inspect such records and accounts;

b.	entitled to take copies of or extracts from such records and accounts;

c.	given all other information by the Sub-Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

d.	shall be allowed access to and permitted to conduct interviews of any staff of the Sub-Licensee in order to verify the accuracy of the records and accounts and the accuracy of any royalty statements provided to Licensor.

If on any such audit a shortfall in payments of greater than five percent (5%) is discovered by the Auditor in respect of the audit period, the Sub-Licensee shall pay the audit costs of Licensor.

SIGNED AS A DEED by

[Insert details of Sub-Licensee] in the presence of:-

Signature of Witness:

Name of Witness:

Address:

SIGNED AS A DEED by

Licensor in the presence of: -

Signature of Witness:

Name of Witness:

Address:

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

Signed by a director duly authorised for and on behalf of Licensor	)
)
)
)
sign here:
Director

Signed by a director duly authorised for and on behalf of [ ]	)
)
)
)
sign here:
Director